                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 4)

                            The MicroCap Fund, Inc.
                               (Name of Issuer)

                         Common Stock, $.01 par value
                        (Title of Class of Securities)

                                   594949  0
                                  -----------
                                (CUSIP Number)


                              Eric A. Stern, Esq.
                               Latham & Watkins
                        1001 Pennsylvania Avenue, N.W.
                                  Suite 1300
                            Washington, D.C.  20004


                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)

                               November 15, 1996
                               -----------------

                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b) (3) or (4), check the following box:  /   /
                                                                         ---
Check the following box if a fee is being paid with the statement:  /   /
                                                                     ---
                              Page 1 of 16 Pages

                           Exhibit Index is on Page

                                 SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Geller & Friend Capital Partners, Inc.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  / X /
                                                                           ---
                                                                     (b)  /   /
                                                                           ---
3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        Not Applicable

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       /   /
                                                                           ---
6)   CITIZENSHIP OR PLACE OR ORGANIZATION

        California

NUMBER OF                7)   SOLE VOTING POWER

SHARES                           Not Applicable

BENEFICIALLY             8)   SHARED VOTING POWER

OWNED BY EACH                    Not Applicable

REPORTING                9)   SOLE DISPOSITIVE POWER

PERSON WITH                      Not Applicable

                        10)   SHARED DISPOSITIVE POWER

                                 Not Applicable


11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        Not Applicable

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES  /   /
                                                                         ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Not Applicable

14)  TYPE OF REPORTING PERSON

        CO

                                 SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Marshall Geller

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  / X /
                                                                           ---
                                                                     (b)  /   /
                                                                           ---
3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        Not Applicable

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---

6)   CITIZENSHIP OR PLACE OR ORGANIZATION

        United States

NUMBER OF                7)   SOLE VOTING POWER

SHARES                           Not Applicable

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                   Not Applicable

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                     Not Applicable

                        10)  SHARED DISPOSITIVE POWER

                                Not Applicable

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Not Applicable

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES  /   /
                                                                         ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Not Applicable

14)  TYPE OF REPORTING PERSON

        IN

                                 SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ROBERT M. PERGAMENT

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  / X /
                                                                           ---
                                                                     (b) /   /
                                                                          ---

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        PF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---
6)   CITIZENSHIP OR PLACE OR ORGANIZATION
        UNITED STATES

NUMBER OF                7)   SOLE VOTING POWER

SHARES                           Not Applicable

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                   23,000 (See Item 5)

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                     Not Applicable

                        10)   SHARED DISPOSITIVE POWER

                                 23,000 (See Item 5)

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        23,000 (See Item 5)

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES  /   /
                                                                         ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.0% (See Item 5)

14)  TYPE OF REPORTING PERSON

        IN

                                 SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GERALD B. CRAMER

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  / X /
                                                                           ---
                                                                     (b)  /   /
                                                                           ---
3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        PF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---
6)   CITIZENSHIP OR PLACE OR ORGANIZATION

        UNITED STATES

NUMBER OF                7)   SOLE VOTING POWER

SHARES                           Not Applicable

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                   66,000 (See Item 5)

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                     Not Applicable

                        10)  SHARED DISPOSITIVE POWER

                                66,000 (See Item 5)

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        66,000 (See Item 5)

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES  /   /
                                                                         ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.1% (See Item 5)

14)  TYPE OF REPORTING PERSON

        IN

                                 SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        INGLESIDE COMPANY

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                    (a)   / X /
                                                                           ---
                                                                    (b)   /   /
                                                                           ---
3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        PF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---

6)   CITIZENSHIP OR PLACE OR ORGANIZATION

        NEW YORK

NUMBER OF                7)  SOLE VOTING POWER

SHARES                           Not Applicable

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                   40,000 (See Item 5)

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                     Not Applicable

                        10)  SHARED DISPOSITIVE POWER

                                40,000 (See Item 5)

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        40,000 (See Item 5)

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES  /   /
                                                                         ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.9% (See Item 5)

14)  TYPE OF REPORTING PERSON

        PN

                                 SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        EDWARD J. ROSENTHAL

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  / X /
                                                                           ---
                                                                     (b)  /   /
                                                                           ---
3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        PF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---

6)   CITIZENSHIP OR PLACE OR ORGANIZATION

        UNITED STATES

NUMBER OF                7)  SOLE VOTING POWER

SHARES                           Not Applicable

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                   12,000 (See Item 5)

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                     Not Applicable

                        10)  SHARED DISPOSITIVE POWER

                                12,000 (See Item 5)

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        12,000 (See Item 5)

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES  /   /
                                                                         ---
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.56% (See Item 5)

14)  TYPE OF REPORTING PERSON

        IN

                                 SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GOODNESS GARDENS INC.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  / X /
                                                                           ---
                                                                     (b)  /   /
                                                                           ---
3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        WC

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---

6)   CITIZENSHIP OR PLACE OR ORGANIZATION

        NEW YORK

NUMBER OF                7)  SOLE VOTING POWER

SHARES                          Not Applicable

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                   5,000 (See Item 5)

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                     Not Applicable

                        10)  SHARED DISPOSITIVE POWER

                                5,000 (See Item 5)

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,000 (See Item 5)

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES  /   /
                                                                         ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.23% (See Item 5)

14)  TYPE OF REPORTING PERSON

        CO

                                  SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        CRAMER ROSENTHAL MCGLYNN, INC.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                    (a)   / X /
                                                                           ---
                                                                    (b)   /   /
                                                                           ---
3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        NOT APPLICABLE




5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---

6)   CITIZENSHIP OR PLACE OR ORGANIZATION

        NEW YORK

NUMBER OF                7)  SOLE VOTING POWER

SHARES                          Not Applicable

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                   146,000 (See Item 5)

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                     Not Applicable

                        10)  SHARED DISPOSITIVE POWER

                                146,000 (See Item 5)

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        146,000 (See Item 5)

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES  /   /
                                                                         ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        6.9% (See Item 5)

14)  TYPE OF REPORTING PERSON

        IA

                                  SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert L. Priddy

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  / X /
                                                                           ---
                                                                     (b)  /   /
                                                                           ---

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        PF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---

6)   CITIZENSHIP OR PLACE OR ORGANIZATION

        United States

NUMBER OF                7)  SOLE VOTING POWER

SHARES                          128,600

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                    4,000

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                      128,600

                        10)  SHARED DISPOSITIVE POWER

                                4,000

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        150,100 (INCLUDING 17,500 COMMON STOCK ISSUABLE UPON
        CONVERSION OF PREFERRED STOCK)

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES   /   /
                                                                          ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.0%

14)  TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael S. Falk

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  / X /
                                                                           ---
                                                                     (b)  /   /
                                                                           ---

3)   SEC USE ONLY


4)   SOURCE OF FUNDS

        PF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---

6)   CITIZENSHIP OR PLACE OR ORGANIZATION
        United States

NUMBER OF                7)  SOLE VOTING POWER

SHARES                          23,500

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                   10,000

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                     23,500

                        10)  SHARED DISPOSITIVE POWER

                                10,000

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        30,625 (including 7,125 Common Stock issuable upon conversion of preferred stock)


12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES  /   /
                                                                         ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.4%

14)  TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No. 594949 0

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Commonwealth Associates

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  / X /
                                                                           ---
                                                                     (b)  /   /
                                                                           ---

3)   SEC USE ONLY

4)   SOURCE OF FUNDS

        WC

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)   /   /
                                       ---

6)   CITIZENSHIP OR PLACE OR ORGANIZATION

          New York

NUMBER OF                7)  SOLE VOTING POWER

SHARES                          10,000

BENEFICIALLY             8)  SHARED VOTING POWER

OWNED BY EACH                   Not Applicable

REPORTING                9)  SOLE DISPOSITIVE POWER

PERSON WITH                     10,000

                        10)  SHARED DISPOSITIVE POWER

                                Not Applicable

11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        12,000 (including 3,000 Common Stock issuable upon conversion of preferred stock)

12)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES   /   /
                                                                          ---

13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.57%

14)  TYPE OF REPORTING PERSON

        BD

Schedule 13D

          Pursuant to Rule 13d-2 and on behalf of Geller & Friend Capital Partners, Inc., Marshall Geller, Robert M. Pergament, Gerald B. Cramer, Ingleside Company, Robert L. Priddy, Edward J. Rosenthal, Goodness Gardens Inc., Cramer Rosenthal McGlynn, Inc., Michael S. Falk and Commonwealth Associates (the "Reporting Persons"), we hereby file with the Securities and Exchange Commission via EDGAR Amendment No. 4 to Schedule 13D filed by the Reporting Persons which amends the Schedule 13D filed April 9, 1996 relating to the Common Stock of MicroCap Fund, Inc.

Item 1.   Security and Issuer

          No Change

Item 2.   Identity and Background

          No Change

Item 3.   Source and Amount of Funds or Other Consideration

          No Change

Item 4.   Purpose of Transaction

          See Item 6.

Item 5.   Interest in Securities of the Issuer.

          No Change

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

          The Reporting Persons have disbanded and no longer act in concert.

Item 7.   Material to be Filed as Exhibits:

          Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934, as amended.

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct:

Dated:  December 19, 1996


                              /s/ Marshall Geller
                                  Marshall Geller

                         GELLER & FRIEND CAPITAL PARTNERS

                          By: /s/ Marshall Geller
                                  Marshall Geller

                              /s/ Robert M. Pergament
                                  Robert M. Pergament

                              /s/ Gerald B. Cramer
                                  Gerald B. Cramer

                         CRAMER ROSENTHAL MCGLYNN, INC.

                          By: /s/ Gerald B. Cramer
                                  Gerald B. Cramer

                         INGLESIDE COMPANY

                          By: /s/ Barry Gray
                                  Barry Gray

                              /s/ Edward J. Rosenthal
                                  Edward J. Rosenthal

                         GOODNESS GARDENS INC.

                          By: /s/ Edward J. Rosenthal
                                  Edward J. Rosenthal

                              /s/ Robert L. Priddy
                                  Robert L. Priddy

                              /s/ Michael S. Falk
                                  Michael S. Falk

                         COMMONWEALTH ASSOCIATES

                          By: /s/ Michael S. Falk
                                  Michael S. Falk

                                 EXHIBIT INDEX


EXHIBIT                       DESCRIPTION                      PAGE
                              Agreement of joint filing         15
I                             pursuant to Rule 13d(1)-f
                              promulgated under the
                              Securities Exchange Act of
                              1934, as amended


                                                                       EXHIBIT I

                           AGREEMENT OF JOINT FILING


          Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission Amendment No. 4 to the Statement on Schedule 13D (the "Amendment") to which this Agreement is attached as an exhibit, and agree that such Amendment, as so filed, is filed on behalf of each of them.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement.


Dated:  December 19, 1996


                              /s/ Marshall Geller
                                  Marshall Geller

                         GELLER & FRIEND CAPITAL PARTNERS

                          By: /s/ Marshall Geller
                                  Marshall Geller

                              /s/ Robert M. Pergament
                                  Robert M. Pergament

                              /s/ Gerald B. Cramer
                                  Gerald B. Cramer

                         CRAMER ROSENTHAL MCGLYNN, INC.

                          By: /s/ Gerald B. Cramer
                                  Gerald B. Cramer

                         INGLESIDE COMPANY

                          By: /s/ Barry Gray
                                  Barry Gray

                              /s/ Edward J. Rosenthal
                                  Edward J. Rosenthal

                         GOODNESS GARDENS INC.

                          By: /s/ Edward J. Rosenthal
                                  Edward J. Rosenthal

                              /s/ Robert L. Priddy
                                  Robert L. Priddy

                              /s/ Michael S. Falk
                                  Michael S. Falk

                         COMMONWEALTH ASSOCIATES

                          By: /s/ Michael S. Falk
                                  Michael S. Falk